Exhibit 16.1

December 16, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 12, 2019, to be filed by our former client, BioLife Solutions, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ PETERSON SULLIVAN LLP